UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012

Geospace Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13601	76-0447780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7007 Pinemont Drive, Houston, TX	77040
(Address of principal executive offices)	(Zip Code)

(713) 986-4444

(Registrant’s telephone number, including area code)

OYO Geospace Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws

Change of Name

Effective October 1, 2012, OYO Geospace Corporation (the “Company”), changed its legal corporate name to “Geospace Technologies Corporation.” The name change was effected through a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. A wholly-owned subsidiary of the Company was merged with and into the Company, with the Company as the surviving entity of the merger. The merger had the effect of amending the Company’s certificate of incorporation to reflect the new legal name of the Company. A copy of the Certificate of Ownership and Merger effecting the name change, as filed with the Secretary of State of the State of Delaware, is attached hereto as Exhibit 3.1. The Certificate of Ownership and Merger became effective by its terms on October 1, 2012.

The merger and resulting name change do not affect the rights of the Company’s security holders, creditors, customers or suppliers. With the exception of the name change, there were no changes to the Company’s certificate of incorporation or bylaws.

Change of Ticker Symbol

In connection with the name change, the Company also changed the ticker symbol of its common stock, which previously traded under the ticker symbol “OYOG.” The Company’s common stock will trade, effective today, under the ticker symbol “GEOS.”

Amendment and Restatement of Bylaws

On September 27, 2012, the Board of Directors of the Company also amended and restated the bylaws of the Company (the “Amended Bylaws”). The Amended Bylaws include updates to reference the new company name, to make various stylistic changes, and to adjust the advance notice provisions relating to stockholder proposals and stockholder nominations. The advance notice provisions previously included in sections 12 and 26 have been replaced by those in new section 3.16.

The new provisions in section 3.16 of the Amended Bylaws adjust the requirements for stockholder proposals and nominations. Such proposals must be delivered between the 90th and 120th day prior to the annual meeting date, assuming the annual meeting is held on the same date as the previous year. Different deadlines may apply if the annual meeting is held on a significantly different date from the previous year.

Any nomination of a director from a stockholder must contain certain information, including information about the nominee required by Regulation 14A of the Securities Exchange Act of 1934, a consent of the nominee, and a description of material relationships between the stockholder and the nominee. There are certain exceptions to these requirements if the number of directors is increased and the Company does not name its nominees by a certain deadline.

Any stockholder proposal relating to business must include a description of the business, the reason for discussing it at the annual meeting, specific text of the proposal or business, and any material interest of the stockholder in the business.

The stockholder must also set forth certain information relating to their ownership and other interest in the Company including any voting, stock borrowing, derivative, short positions or other similar arrangements, and certain other interests of the stockholder with respect to their holdings in the Company that would be required to be disclosed in a proxy statement by the stockholder were the stockholder soliciting proxies. The stockholder must also make other representations and disclosures, including those reasonably required by the Company.

With respect to stockholder nominations of directors at special meetings of stockholders, section 3.16(b) requires that the preceding provisions be complied with. Nominations for special meetings of stockholders are due between the 120th and 90th day prior to the date of the special meeting or the 10th day following the public announcement of the special meeting. Updates are required to the information in the case of an adjournment or postponement of the special meeting of stockholders.

In every case, a stockholder or the stockholder’s qualified representative must appear in person at the meeting to present a nominee or proposal, and the chairman of the meeting has the power to determine whether a proposal or nomination was properly made.

The foregoing description is qualified entirely by reference to the Amended Bylaws, which are set forth in their entirety in Exhibit 3.2.

Item 7.01. Regulation FD Disclosure

On October 1, 2012, the Company issued a press release announcing the name change and ticker symbol change, a copy of which is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPACE TECHNOLOGIES CORPORATION

Date: October 1, 2012	By:	/s/ Thomas T. McEntire
Thomas T. McEntire Vice President, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

3.1	Certificate of Ownership and Merger merging Geospace Merger Sub, Inc. with and into OYO Geospace Corporation effective October 1, 2012

3.2	Amended Bylaws of Geospace Technologies Corporation effective September 27, 2012

99.1	Press Release dated October 1, 2012